Filed pursuant to Rule 424(b)(3)
Registration No. 333-130132
PROSPECTUS
MIDWAY GAMES INC.
61,905 Shares of
Common Stock, par value $.01

     The Selling Stockholder named in this prospectus is offering up to 61,905 shares of our common stock by means of this prospectus, as described under the heading “Selling Stockholder” on page 3 below. The selling stockholder acquired the shares of our common stock covered by this prospectus in connection with our acquisition of CWS Entertainment Ltd. d/b/a Paradox Development (“Paradox”), a software development company.
     Our principal executive office is located at 2704 West Roscoe Street, Chicago, IL 60618, and our telephone number at that location is (773) 961-2222. Our common stock is listed on the New York Stock Exchange under the symbol “MWY.” On April 3, 2006, the last reported sale price of our common stock on the NYSE was $9.31 per share.
     The selling stockholder may offer the shares covered by this prospectus through public or private transactions, at prevailing market prices, at privately negotiated prices or by any other lawful method. The selling stockholder may sell these shares at any time, but she is not required to sell any shares. More detailed information about the distribution of the shares is found in the section of this prospectus entitled “Plan of Distribution.”

Investing in our common stock involves risks.
See “Risk Factors” on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 5, 2006.

About this Prospectus
     You should carefully read this prospectus before purchasing our common stock, including the information under the heading “Risk Factors.” You should also carefully read the documents that are identified under the heading “Documents Incorporated by Reference” near the end of this prospectus.
Risk Factors
     An investment in our securities involves significant risks. You should carefully consider the risks discussed under the captions “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K, which is incorporated by reference in this prospectus. Those risks are the material risks of which we are currently aware. Additional risks and uncertainties not currently known to us or that we currently view as immaterial may also impair our business operations. The occurrence of any of the risks could significantly harm our business, results of operations or financial condition. In that case, you may lose all or part of your investment.
Forward-Looking Statements
     This prospectus contains or incorporates by reference “forward-looking statements” within the meaning of the federal securities laws. These statements describe our plans, strategies and goals and our beliefs concerning future business conditions and our business outlook based on currently available information. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “could,” “should,” “expect,” “anticipate,” “seek,” “believe,” “plan,” “strategy,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently. Our actual results could differ materially from those described in the forward-looking statements due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to:
•	dependence on new product introductions and the ability to maintain the scheduling of such introductions;

•	the performance of the interactive entertainment industry;

•	the current home console transition and other technological changes; and

•	dependence on major platform manufacturers.
     You should consider carefully the discussion of risks and uncertainties incorporated by reference as described under the heading “Risk Factors” above and discussed in other sections of this prospectus, which describe additional factors that could cause our actual results to differ from the expectations expressed in the forward-looking statements. We make no commitment to update the forward-looking statements included in this prospectus, except as required by law.
Use of Proceeds
     We will not receive any proceeds from the sale of the shares of common stock by the selling stockholder in this offering.

Price Range of Common Stock
     Our common stock is traded publicly on the NYSE under the symbol “MWY.” The following table shows the high and low closing sale prices of our common stock for the periods indicated as reported on the NYSE:

Calendar Period	High	Low

2004
First Quarter	$7.38	$3.65
Second Quarter	12.85	7.25
Third Quarter	12.53	9.45
Fourth Quarter	11.63	9.23

2005
First Quarter	$10.66	$8.69
Second Quarter	11.11	8.19
Third Quarter	16.51	11.19
Fourth Quarter	23.39	15.09

2006
First Quarter	$18.17	$9.22
     On April 3, 2006, there were approximately 1,000 holders of record of our common stock. On April 3, 2006, the last sale price reported on the NYSE for our common stock was $9.31 per share.
Dividend Policy
     No cash dividends with respect to our common stock have been declared or paid during fiscal 2006 or were declared or paid during fiscal 2005 or fiscal 2004. In addition, under our credit facility we are prohibited from paying cash dividends on our common stock. We plan to retain any earnings to fund the operation of our business.
Selling Stockholder
     On November 23, 2004, we issued 319,049 shares of our common stock to Christine Hsu as consideration for all of the shares of capital stock of CWS Entertainment Ltd., doing business as Paradox Development. 31,905 of these shares will be held in escrow until November 23, 2007 to cover potential indemnification obligations of Ms. Hsu to us. 185,715 of these shares have restrictions on transfer that lapse as to 61,905 shares on each of November 23, 2005, November 23, 2006 and November 23, 2007. Up to 71,429 of these shares are subject to forfeiture if Ms. Hsu terminates her employment with us, or we terminate her employment for cause, before the restrictions lapse. The risk of forfeiture will lapse as to the 71,429 shares if we terminate Ms. Hsu’s employment without cause, if Ms. Hsu terminates her employment with us for good reason, or if Ms. Hsu’s employment with us terminates by reason of her death or disability.
     This prospectus relates to the 61,905 shares (including 31,905 shares held in escrow) that may not be sold until November 23, 2007.
     Prior to the acquisition, Paradox provided videogame development services to us and continues as one of our development studios under the name of Midway Studios-Los Angeles Inc. Ms. Hsu was a director and officer of Paradox prior to the acquisition and remains employed by us. Except as described above, Ms. Hsu has not had any material relationships with us in the past three years.
     Ms. Hsu has advised us that she is not a registered broker-dealer and that she is not an affiliate of any registered broker-dealer.
     The second column in the table below lists the number of shares of our common stock beneficially owned by Ms. Hsu prior to this offering. The third column lists the number of shares of our common stock that may be offered by Ms. Hsu through this prospectus. The fourth and fifth columns assume the sale of all of the shares offered by Ms. Hsu in this offering. Ms. Hsu is not required to sell any of her shares included in this prospectus. We do not know whether Ms. Hsu will sell any or all of her shares of common stock under this prospectus.

	Amount and Nature	Number of Shares
	of Beneficial	of Common Stock	Shares	Percent of Class
	Ownership Prior to	Offered by this	Beneficially Owned	Beneficially Owned
Name of selling stockholder	Offering	Prospectus	After Offering	After Offering
Christine Hsu	123,810*	61,905	61,905 (1)	*

*	Less than 1%.

(1)	This amount represents the remaining number of unsold shares of the selling stockholder that are included in the prospectus that we previously filed on January 28, 2005 as part of Amendment No. 1 to registration statement no. 333-121523.
Plan of Distribution
     The shares of common stock to be sold in this offering are listed for trading on the NYSE. The selling stockholder may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.
     The selling stockholder may sell all or a portion of the common stock beneficially owned by her and offered through this prospectus directly or through one or more broker-dealers or agents. If the common stock is sold through broker-dealers or agents, the selling stockholder will be responsible for any commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, at negotiated prices or in a combination of any of these methods of sale or by any other method permitted under applicable law.
     The selling stockholder, or her successor in interest, and any underwriters, brokers, dealers or agents that participate in the distribution of shares of common stock, may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts allowed to the broker-dealer may be deemed to be underwriting discounts or commissions under the Securities Act. Under the securities laws of some states, the shares of common stock may be sold in those states only through registered or licensed brokers or dealers.
     The selling stockholder has advised us that she has acquired her shares of common stock offered through this prospectus for investment and not for sale or distribution, except pursuant to a registration statement or an applicable exemption from registration under the Securities Act. The selling stockholder has also advised us that she is not a registered broker-dealer and is not an affiliate of a registered broker-dealer. We do not know whether the selling stockholder will sell any or all of her shares of common stock under this prospectus.

     We will pay all expenses of the registration of the shares of common stock being offered under this prospectus, including SEC filing fees. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We expect that our expenses for this offering, including primarily filing fees and legal expenses, will be approximately $15,000.
     We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act and the Securities Exchange Act of 1934, in accordance with the agreement governing the acquisition. We will be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder for use in this prospectus.
     Each share of common stock is sold together with stock purchase rights under our Third Amended and Restated Rights Agreement with the Bank of New York, as rights agent. These rights are described in a registration statement on Form 8-A/A, Amendment No. 4 (File No. 001-12367), which we filed with the SEC on October 16, 2003. See “Documents Incorporated by Reference” below.
Legal Matters
     The validity of the issuance of the shares offered by this prospectus will be passed upon by our counsel, Blank Rome LLP, New York, New York. As of April 3, 2006, partners of Blank Rome LLP held options to purchase 25,000 shares of our common stock.
Experts
     Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.
Where You Can Find More Information
     We have filed a registration statement on Form S-3 with the SEC in connection with this offering (File No. 333-130132. In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC in accordance with the requirements of the Securities Exchange Act of 1934. We make our reports available free of charge through our corporate website at www.midway.com as soon as reasonably practicable after we file each report with the SEC. Our filings with the SEC are also available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F. St., N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also read copies of reports, proxy statements and other documents at the offices of the NYSE, 20 Broad Street, New York, NY 10005.
     This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

Documents Incorporated by Reference
     The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information that is incorporated by reference is an important part of this prospectus. Information we later file with the SEC prior to the completion of the offering will automatically modify, update or supersede information in this prospectus, in a supplement to this prospectus or in a document incorporated or deemed to be incorporated by reference herein. Any statement so modified, updated or superseded shall not be deemed, except as so modified, updated or superseded, to constitute a part of this prospectus.
     We incorporate by reference into this prospectus the following documents that we have filed with the SEC:
•	our Annual Report on Form 10-K for the year ended December 31, 2005; and

•	the description of our common stock and accompanying rights contained in our registration statement on Form 8-A/A, Amendment No. 4 (File No. 001-12367) filed on October 16, 2003.
     We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 on or after the date of this prospectus and prior to the completion of this offering. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC.
     We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that we have incorporated by reference in this prospectus. You may request copies of this information in writing or orally, and we will provide it at no cost. You may contact us at:
Midway Games Inc.
2704 West Roscoe Street
Chicago, IL 60618
Attention: Investor Relations
Telephone: (773) 961-2222

     You should rely only on the information incorporated by reference or contained in this prospectus. We have not authorized any dealer, salesperson or other person to give you different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate as of the date of the prospectus only. Our business, results of operations, financial condition and prospects may change after that date.